SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2003

NB&T FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

OHIO	0-23134	31-1004998
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

48 N. South Street, Wilmington, Ohio 45177
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-1441

ITEM 5.    Other Events and Regulation FD Disclosure.

The following was contained in a press release issued by NB&T Financial Group, Inc., on or about October 2, 2003.

NB&T Financial Group, Inc. and its subsidiaries, The National Bank and Trust Company and NB&T Insurance Agency Inc., announced they are undertaking several initiatives designed to lower the Bank’s non-interest expense by closing three of the Bank’s offices and reducing its workforce. The Bank’s Waynesfield office in Auglaize County will be closed and its customers will be served by the Bank’s Ada, Ohio office. The Washington Court House office, which is an in-store branch in Wal-Mart, will be closed and its customers will be served by the Bank’s Sabina office. The third location is the Georgetown Courthouse Square office, which will be served by the Bank’s other Georgetown location.

Timothy L. Smith, Chairman and CEO of the Bank, said several factors contributed to the Bank’s actions. “Our net interest margin has suffered due to the prolonged period of historically low interest rates, and we’ve increased our allowance for loan losses because of a weaker economy,” he said. “This has increased our sense of urgency to do the things we think are necessary to improve the Bank over the next five to ten years,” Smith said. He said that the staff reduction would be accomplished through a combination of attrition, scheduled retirements, and a reduction in the workforce.

Smith stated the ultimate objective of the Bank’s actions is to make sure that National Bank and Trust is able to compete better in an ever-expanding financial services industry. “Our goal is to uncomplicate the world of financial services for customers while at the same time offering them more services,” Smith said. “Whether that means a checking account, insurance for their house or car, or starting the right investment program, helping customers meet their needs requires significant resources on our part. These actions allow us to utilize our resources more effectively and serve customers better both today and tomorrow,” Smith said. The changes are anticipated to be completed by January 31, 2004.

National Bank and Trust, with assets of $688 million, currently serves the banking, investment, and insurance needs of customers in nine counties in Ohio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NB&T FINANCIAL GROUP, INC.

By:	/S/ CRAIG F. FORTIN

Craig F. Fortin Senior Vice President, Chief Financial Officer

Date: October 2, 2003